U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

  MICELI                 JEROME                 F.
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   (Last)               (First)                 (Middle)

  250 PARK AVENUE SOUTH/ SUITE 200
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                                    (Street)

WINTER PARK               FL                    32789
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

INTERNATIONAL ASSETS HOLDING CORPORATION -- IAAC

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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year

   JANUARY, 2000

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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing (Check Applicable Line)
   [X ]  Form filed by One Reporting Person
   [  ]  Form filed by More Than One Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

INTERNATIONAL ASSETS                                                                                              JEROME F. MICELI
HOLDING CORPORATION                                                                                               ROSALIE A. MICELI
COMMON                                 01/03/00        S              2,000      D       7.25      93,971    I    REV INTER VIVOS
                                                                                                                    TRUST
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INTERNATIONAL ASSETS                                                                                              JEROME F. MICELI
HOLDING CORPORATION                                                                                               ROSALIE A. MICELI
COMMON                                  01/12/00       S              5,000      D        8.75      88,971    I     REV INTER VIVOS
                                                                                                                   TRUST
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INTERNATIONAL ASSETS                                                                                               JEROME F. MICELI
HOLDING CORPORATION                                                                                               ROSALIE A. MICELI
COMMON                                  01/13/00       S              4,000      D        9.00      84,971    I   REV INTER VIVOS
                                                                                                                    TRUST
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INTERNATIONAL ASSETS                                                                                               JEROME F. MICELI
HOLDING CORPORATION                     01/18/00       S              1,000      D       10.0625    83,971    I   ROSALIE A. MICELI
COMMON                                                                                                            REV INTER VIVOS
                                                                                                                     TRUST
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INTERNATIONAL ASSETS                                                                                               JEROME F. MICELI
HOLDING CORPORATION                                                                                               ROSALIE A. MICELI
COMMON                                  01/18/00       S              1,500      D       10.125      82,471    I   REV INTER VIVOS
                                                                                                                     TRUST
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INTERNATIONAL ASSETS                                                                                               JEROME F. MICELI
HOLDING CORPORATION                                                                                               ROSALIE A. MICELI
COMMON                                  01/18/00       S                500      D       10.25      81,971    I   REV INTER VIVOS
                                                                                                                     TRUST
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                                                                                                                   JEROME F. MICELI
INTERNATIONAL ASSETS                                                                                              ROSALIE A. MICELI
HOLDING CORPORATION                                                                                                 REV INTER VIVOS
COMMON                                  01/18/00       S               2,000     D        10.50      79,971    I    TRUST
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INTERNATIONAL ASSETS                                                                                               JEROME F. MICELI
HOLDING CORPORATION                     01/18/00       S               3,100     D        11.75      76,871    I   ROSALIE A. MCIELI
COMMON                                                                                                               REV INTER VIVOS
                                                                                                                     TRUST
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INTERNATIONAL ASSETS                                                                                                JEROME F. MICELI
HOLDING CORPORATION                     01/18/00       S                  600    D        11.875      76,271    I  ROSALIE A. MICELI
COMMON                                                                                                               REV INTER VIVOS
                                                                                                                     TRUST
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INTERNATIONAL ASSETS                                                                                               JEROME F.MICELI
HOLDING CORPORATION                     01/19/00       S                3,000    D        12.25        73,271    I ROSALIE A. MICELI
COMMON                                                                                                              REV INTER VIVOS
                                                                                                                     TRUST
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INTERNTIONAL ASSETS                                                                                                 JEROME F. MICELI
HOLDING CORPORATION                     01/19/00       S                1,500    D        12.50         71,771    I ROSALIE A.MICELI
COMMON                                                                                                                TRUST
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INTERNATIONAL ASSETS                                                                                                JEROME F. MICELI
HOLDING CORPORATION                     01/19/00       S                   400   D        12.75          71,371   I  ROSALIE MICELI
COMMON                                                                                                               TRUST
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INTERNATIONAL ASSETS                                                                                                JEROME F. MICELI
HOLDING CORPORATION                     01/19/00       S                 1,600   D        12.8125        69,771   I  ROSALIE MICELI
COMMON                                                                                                               TRUST
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INTERNATIONAL ASSETS                                                                                                JEROME F. MICELI
HOLDING CORPORATION                     01/20/00       S                 5,000   D        12.875         64,771   I ROSALIE MICELI
COMMON                                                                                                                TRUST
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INTERNATIONAL ASSETS                                                                                                JEROME F. MICELI
HOLDING CORPORATION                       01/20/00     S                 4,000   D        14.875         60,771   I  ROSALIE MICELI
COMMON                                                                                                                 TRUST
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INTERNATIONAL ASSETS                                                                                                JEROME F. MICELI
HOLDING CORPORATION                       01/21/00     S                 5,000   D        18.25          55,771   I  ROSALIE MICELI
COMMON                                                                                                                 TRUST
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INTERNATIONAL ASSETS                                                                                                JEROME F. MICELI
HOLDING CORPORATION                       01/24/00     S                 5,900   D        23.50          49,871   I  ROSALIE MICELI
COMMON                                                                                                                 TRUST
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INTERNATIONAL ASSETS                                                                                                JEROME F. MICELI
HOLDING CORPORATION                       01/24/00     S                 2,000   D        23.625         47,871   I  ROSALIE MICELI
COMMON                                                                                                                 TRUST
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INTERNATIONAL ASSETS                                                                                                JEROME F. MICELI
HOLDING CORPORATION                       01/24/00     S                 2,500   D        23.75          45,371   I  ROSALIE MICELI
COMMON                                                                                                                 TRUST
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INTERNATIONAL ASSETS                                                                                                JEROME F. MICELI
HOLDING CORPORATION                       01/25/00     S                   400   D        23.375         44,971   I  ROSALIE MICELI
COMMON                                                                                                                 TRUST
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INTERNATIONAL ASSETS
HOLDING CORPORATION                       01/03/00     S                  2,000  D         7.25          25,000   D
COMMON
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INTERNATIONAL ASSETS
HOLDING CORPORATION
COMMON                                    01/24/00     S                   900   D        20.00        24,100     D
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INTERNATIONAL ASSETS
HOLDING CORPORATION
COMMON                                    01/24/00     S                 4,100   D        20.125       20,000     D

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INTERNATIONAL ASSETS                      01/25/00     S                 5,000   D        19.375       15,000     D
HOLDING CORPORATION
COMMON
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INTERNATIONAL ASSETS
HOLDING CORPORATION                       01/27/00     S                 5,000   D        14.00        10,000     D
COMMON
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
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

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FORM 4 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date      Title    Shares  5)       4)        4)       4)
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

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
Explanation of Responses:



/S/ JEROME F. MICELI                                             02/04/00
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.


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